Filed pursuant to Rule 424(b)(3) and Rule 424(c)
                                                     Registration No. 333-120153

PROSPECTUS SUPPLEMENT NO. 6
(TO PROSPECTUS DATED DECEMBER 15, 2004)

                               YM BIOSCIENCES INC.

                        12,575,218 Shares of Common Stock

This prospectus supplement supplements and amends the prospectus dated December 15, 2004 related to the offering of up to 12,575,218 shares of YM BioSciences Inc. (the "Corporation") common stock, which may be offered from time to time by certain Selling Shareholders.

                                 ACQUISITION OF
                             DELEX THERAPEUTICS INC.

On May 3, 2005, the Corporation announced that it has completed the purchase of DELEX Therapeutics Inc. (Mississauga, Canada), a private clinical stage biotechnology company developing inhalation delivered fentanyl products to treat cancer pain. DELEX's lead product is AeroLEF(TM), a proprietary technology for the treatment of acute and breakthrough pain that has completed preliminary efficacy trials and will undergo further Phase II efficacy trials in 2005.

Through this acquisition, DELEX becomes a wholly-owned subsidiary of YM BioSciences. In consideration for their shares and the accompanying working capital in DELEX, YM BioSciences issued to the DELEX shareholders 1,587,302 common shares upon closing of the transaction. As previously disclosed, YM may issue up to 1,825,396 additional common shares in escrow that will be released in tranches on specific dates and up to 2,777,779 common shares in escrow that will be released only if specific milestones are achieved. On receipt of U.S. regulatory approval, if any, for AeroLEF(TM) or any product using DELEX's technology, YM BioSciences will make an additional payment to the DELEX shareholders of $4.75 million in cash and/or common shares.

This prospectus supplement should be read in conjunction with the prospectus dated December 15, 2004, which is to be delivered with this prospectus supplement. You should rely only on the information contained in this prospectus supplement or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus supplement may only be used where it is legal to sell these securities. The information in this prospectus supplement may only be accurate on the date of this prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                                   May 3, 2005